Exhibit 99.1 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: December 12, 2006

Fourth Quarter Outlook
Continental's November 2006 consolidated passenger Revenue per Available Seat Mile (RASM) increased 3.3% compared to November 2005, while mainline passenger RASM increased 4.6% for the same period.

The Company estimates its December consolidated RASM will increase 1 - 3% compared to December 2005, while mainline passenger RASM is estimated to increase 2.5 - 4.5% for the same period.

Advanced Booked Seat Factor Six Weeks Outlook
Mainline advanced booked seat factors, the percentage of available seats that are sold, for all regions for the next six weeks are about flat as compared to last year.

Pension Expense and Contributions
The Company has contributed $246 million to its pension plans to date in 2006.

Continental estimates its non-cash pension expense will be approximately $159 million for calendar year 2006, which excludes year-to-date settlement charges of $37 million related to lump-sum distributions from the pilot's frozen defined benefit plan. Additional settlement charges are expected for the remainder of 2006 but currently cannot be estimated.

Continental plans to contribute approximately $300 million to its pension plans in 2007, which exceeds the estimated minimum contributions of $180 million required to be made during 2007, after giving effect to the Pension Protection Act of 2006.

Stock Option Expense
Continental expects to record stock option expense of $6 million for the fourth quarter and $26 million for the full year 2006.

Cargo, Mail and Other Revenue
Continental estimates cargo, mail and other revenue will be between $280 and $290 million for the fourth quarter 2006.

During 2007, the sublease income we receive from ExpressJet for the aircraft covered by the capacity purchase agreement between the Company and ExpressJet will continue to be booked as an offset to the Regional capacity purchase, net line.   However, the sublease income on the aircraft withdrawn from the capacity purchase agreement that ExpressJet elected to retain will be booked as Other Revenue.  The Company estimates the sublease income from the withdrawn aircraft will be approximately $7 million, $21 million, $26 million and $26 million in the first, second, third and fourth quarters of 2007, respectively, and will be included as part of the Company's Cargo, Mail and Other Revenue guidance.

Debt and Capital Leases
Scheduled debt and capital lease principal payments for the fourth quarter 2006 are estimated to be approximately $292 million.

Fuel Hedges
As of December 11, Continental had hedged approximately 36% of its projected fuel requirements for the fourth quarter, using petroleum swap contracts, with a weighted average price of $72.36 per barrel, and another 3% with zero cost collars on jet fuel. The Company had also hedged about 18% of its projected fuel requirements for the first quarter 2007, using petroleum swap contracts with a weighted average price of $67.46, and another 8% with zero cost collars on heating oil.

Tax Sharing Agreement with ExpressJet Holdings, Inc.
Continental expects to record income of approximately $26 million for the full year 2006 (approximately $6.5 million per quarter) related to the tax sharing agreement with ExpressJet. For more information regarding this agreement, please see the Company's 2005 Form 10-K.

Targeted Cash Balance
Continental anticipates ending the year 2006 with an unrestricted cash and short-term investments balance of between $2.4 and $2.5 billion.

2006 Estimated Year-over-Year %Change
ASMs (Available Seat Miles)	4th Qtr.(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	3.7% 11.3% 10.7% 0.9% 5.8% 7.0% 6.0%

2006 Estimate
Load Factor	4th Qtr.(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	83 - 84% 76 - 77% 76 - 77% 75 - 76% 80 - 81% 76 - 77% 79 - 80%

Continental's month-to-date consolidated load factor is updated daily and can be found on the Financial and Traffic News Releases page under the Investor Relations section of continental.com.

2006 Estimate (cents)
Mainline Operating Statistics	4th Qtr.(E)
CASM Special items per ASM (a) CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	10.57 - 10.62 - 10.57 - 10.62 3.03 7.54 - 7.59

2006 Estimate (cents)
Consolidated Operating Statistics	4th Qtr.(E)
CASM Special items per ASM (a) CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	11.44 - 11.49 - 11.44 - 11.49 3.26 8.18 - 8.23

Profit Sharing
As of September 30, 2006, Continental had recognized $106 million of profit sharing expense and related payroll taxes.  Based on current conditions, the Company's most recently prepared internal forecast for the full year 2006 contains an accrual for profit sharing.  There can be no assurance that the Company's forecast will approximate actual results. Additionally, reductions in cumulative profits from a previous quarter could result in the reversal of a portion or all of the previously recorded profit sharing expense.  Generally, the profit sharing plan provides for a profit sharing pool for eligible employees of 30% of the first $250 million of pre-tax income (with certain adjustments as defined in the profit sharing plan), 25% of the next $250 million and 20% thereafter.  Profit sharing expense is recorded each quarter based on the actual cumulative profits earned to date.  For more information regarding this plan, please see the Company's 2005 Form 10-K.

2006 Estimate
Fuel Gallons Consumed	4th Qtr.(E)
Mainline Regional Fuel Price per Gallon (including fuel taxes)	361 Million 81 Million $2.01

2006 Estimated Amounts ($Millions)
Selected Expense Amounts	4th Qtr.(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$249 $195 $98 $58

Continental Airlines, Inc. Tax Computation
Due to accumulated losses, Continental has stopped recording income tax benefit on current and future book losses and does not expect to record a tax expense or pay cash taxes this year.  Additionally, the Company does not expect to record material tax expense or pay any material cash taxes in 2007.

Cash Capital Expenditures	2006 Estimate ($Millions)	2007 Estimate ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	175 100 60 $335 80 $415	155 215 50 $420 195 $615

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Fourth Quarter 2006 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing impact)
Over $65 Between $35 - $65 Between $17 - $34 Under $17 Net Loss	91.3 91.3 91.3 91.3 91.3	114.2 110.1 105.1 96.3 91.3	$5.8 $3.2 $1.5 -- --

Full Year 2006 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing impact)
Over $252 Between $133 - $252 Between $65 - $132 Under $65 Net Loss	89.1 89.1 89.1 89.1 89.1	111.4 107.3 102.3 93.5 89.1	$23.0 $12.8 $6.1 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

This update contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2005 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of its significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters, disruptions in our computer systems and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update.

[tables attached]

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)

Mainline	4th Qtr. Range(E)
Operating Expenses - GAAP	$ 2,531	$ 2,543
Special Items	-	-
Operating Expenses Excluding Special Items - Non-GAAP (a)	$ 2,531	$ 2,543
Aircraft Fuel & Related Taxes	(726)	(726)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (a)	$ 1,805	$ 1,817

ASMs (millions)	23,948	23,948

Mainline CASM (cents)
CASM-GAAP	10.57	10.62
Special Items	-	-
CASM Excluding Special Items - Non-GAAP (a)	10.57	10.62
Aircraft Fuel & Related Taxes per ASM	3.03	3.03
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	7.54	7.59

Consolidated (Mainline plus Regional)	4th Qtr. Range(E)
Operating Expenses - GAAP	$ 3,118	$ 3,132
Special Items	-	-
Operating Expenses Excluding Special Items - Non-GAAP (a)	$ 3,118	$ 3,132
Aircraft Fuel & Related Taxes	(888)	(888)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (a)	$ 2,230	$ 2,244

ASMs (millions)	27,258	27,258

Consolidated CASM (cents)
CASM-GAAP	11.44	11.49
Special Items	-	-
CASM Excluding Special Items - Non-GAAP (a)	11.44	11.49
Aircraft Fuel & Related Taxes per ASM	3.26	3.26
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	8.18	8.23

(a) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(b) Cost per available seat mile excluding fuel, related taxes and special items is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.